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                     SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

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                                 FORM 8-A/A
                               Amendment No. 1

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                          HILTON HOTELS CORPORATION
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             (Exact name of registrant as specified in its charter)

Delaware                                      36-2058176
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(State of incorporation or organization)      (IRS Employer Identification No.)

9336 Civic Center Drive,
Beverly Hills, California                     90210
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(Address of principal executive offices)      (Zip Code)

      If this form relates to the             If this form relates to the
      registration of a class of              registration of a class of
      securities pursuant to Section          securities pursuant to
      12(b) of the Exchange Act and           Section 12(g) of the Exchange
      is effective pursuant to General        Act and is pursuant to General
      Instruction A(c) please check           Instruction A(d) please check
      the following box. /X/                  the following box. / /


Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                     Name of each exchange on which
      to be so registered                     each class is to be registered
      -------------------                     ------------------------------

Preferred Share Purchase Rights               New York Stock Exchange
                                              Pacific Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                 (Title of Class)


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Item 1.   DESCRIPTION OF SECURITIES TO BE REGISTERED.

               Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by Hilton Hotels Corporation (the "Company") on July 10, 1998 (the "Form 8-A"). The Form 8-A relates to the preferred share purchase rights (the "Rights") of the Company and the Rights Agreement dated as of July 9, 1998 (the "Original Rights Agreement"), by and between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. The Form 8-A is incorporated herein by reference.

               On September 10, 1998, the Company's Board of Directors approved and adopted an amendment and restatement of the Original Rights Agreement, dated as of September 10, 1998 (as amended and restated, the "Amended Agreement"), a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference.

               In the Amended Agreement, the Company has eliminated the requirement that Continuing Directors (as defined in the Original Rights Agreement) approve certain actions. The Company hereby amends Item 2 to the Form 8-A and amends paragraph eight of Item 1 to the Form 8-A to read in its entirety as follows:

               "The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (the "Redemption Price") by the Board of Directors at any time prior to a Trigger Event. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price."

               The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to Exhibit 1.

Item 2.  EXHIBITS

         1. Amended and Restated Rights Agreement dated as of September 10, 1998, by and between Hilton Hotels Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.


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                                  SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

                                            HILTON HOTELS CORPORATION

Dated:  September 16, 1998                  By: /s/ THOMAS E. GALLAGHER
                                               ---------------------------
                                               Thomas E. Gallagher
                                               Executive Vice President and
                                               General Counsel


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                                EXHIBIT INDEX

          1. Amended and Restated Rights Agreement dated as of September 10, 1998, by and between Hilton Hotels Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.


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